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                                                                     EXHIBIT 5.1



                                 March 17, 1999

Concentric Network Corporation
1400 Parkmoor Avenue
San Jose, CA  95126

     RE:  REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 17, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 550,000 shares of your Common Stock reserved for issuance under the 1999 Nonstatutory Stock Option Plan and 302,886 additional shares of Common Stock reserved for issuance under the 1997 Employee Stock Purchase Plan (collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plans.

     It is our opinion that, when issued and sold in the respective manners referred to in the Plans and pursuant to the agreements which accompany the Plans, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.


                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/  Wilson Sonsini Goodrich & Rosati
                                    -------------------------------------
                                    Wilson Sonsini Goodrich & Rosati